Exhibit 99.2
Supplemental Presentation Materials First Quarter 2011 Financial Review and Analysis (preliminary, unaudited) April 27, 2011

Certain statements contained in this document are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to risks and uncertainties relating to: fluctuations in cost and availability of raw materials; impact of competitive products and pricing; fluctuations in demand affecting sales to customers; loss of significant contract(s) or customer(s); collection of receivables from customers; selling prices; business mix shift; worldwide and local economic conditions; changes in tax laws and regulations; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; ability of the Company to generate sustained productivity improvement; successful integration of acquisitions and successful execution of divestitures; changes in customer order patterns; customer and supplier concentrations; the financial condition and inventory strategies of customers; timely development and market acceptance of new products; investment in development activities and new production facilities; ability of the Company to achieve and sustain targeted cost reductions; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems; successful installation of new or upgraded information technology systems; volatility of capital and credit markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; ability of the Company to obtain adequate financing arrangements and to maintain access to capital; fluctuations in interest and tax rates; fluctuations in pension, insurance and employee benefit costs; impact of legal proceedings and environmental, health and safety laws; changes in governmental regulations; changes in political conditions; impact of epidemiological events on the economy and the Company's customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.The Company believes that the most significant risk factors that could affect its financial performance in the near-term include (1) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; (2) the impact of competitors' actions, including pricing, expansion in key markets, and product offerings; (3) the impact of economic conditions on underlying demand for the Company's products; and (4) the impact of changes in tax laws and regulations throughout the world.For a more detailed discussion of these and other factors, see "Risk Factors" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" in the Company's 2010 Form 10-K, filed on February 28, 2011 with the Securities and Exchange Commission, and subsequent quarterly reports on Form 10-Q. The forward-looking statements included in this document are made only as of the date of this document, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances. 2

Use of Non-GAAP Financial MeasuresThis presentation contains certain non-GAAP financial measures as defined by SEC rules. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included with the financial schedules accompanying the earnings news release for the quarter, along with certain supplemental analysis provided in this document. (See Attachments A-2 through A-4 to Exhibit 99.1, news release dated April 27, 2011.)The Company's non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess the underlying performance of the Company in a single period. By excluding certain accounting effects, both positive and negative (e.g. restructuring charges, asset impairments, legal settlements, certain effects of acquisitions and related integration costs, loss from debt extinguishments, loss from curtailment and settlement of pension obligations, gains or losses on sale of certain assets, etc.), from certain of the Company's GAAP financial measures, the Company believes that it is providing meaningful supplemental information to facilitate an understanding of the Company's core or underlying operating results and liquidity measures. These non-GAAP financial measures are used internally to evaluate trends in the Company's underlying business, as well as to facilitate comparison to the results of competitors for a single period. While some of the items the Company excludes from GAAP financial measures recur, these items tend to be disparate in amount and timing. The Company adjusted the estimated GAAP tax rate to exclude the full year estimated tax effect of charges for restructuring costs, asset impairment and lease cancellation charges, and legal settlements to determine its adjusted non-GAAP tax rate to derive non-GAAP net income. (See Attachment A-2 to Exhibit 99.1 for a discussion of limitations associated with the use of these non-GAAP financial measures.)The Company uses the following non-GAAP financial measures in this presentation: Organic sales growth (decline) refers to the change in sales excluding the estimated impact of currency translation and, where applicable, an extra week in the fiscal year 2009; Operating margin (non-GAAP) refers to earnings before taxes and interest expense, excluding restructuring charges and other items, as a percentage of sales; Adjusted EPS refers to as reported net income per common share, assuming dilution, adjusted for after tax non-GAAP adjustments per common share; and Free cash flow refers to cash flow from operations, less net payments for property, plant, and equipment, software and other deferred charges, plus net proceeds from sale (purchase) of investments. Free cash flow excludes mandatory debt service requirements and other uses of cash that do not directly or immediately support the underlying business (such as discretionary debt reductions, dividends, share repurchases, acquisitions, etc.).This document has been furnished (not filed) under Form 8-K with the SEC and may be found at the Company's web site at www.investors.averydennison.com.

Overview

First quarter results in line with expectations

- Strong growth in Pressure-sensitive Materials with sequential margin expansion reflecting pricing and productivity
- Continued momentum in Retail Branding and Information Solutions (formerly RIS)
- Office and Consumer Products as expected with operating profit decline driven primarily by lower volume

Solid growth and margin expansion expected in 2011

- Top line growth reflecting volume and price increases
- Raw material costs continue to increase; additional pricing actions and productivity initiatives planned
- Expecting significant decline in profits for Office and Consumer Products; sales trajectory change beginning in 2H as investments begin to pay off
- Continued investment to drive growth and productivity
- Strong Free Cash Flow with commitment to repurchase shares

4 First Quarter 2011 Financial Review and Analysis April 27, 2011

First Quarter P&L Summary 5 First Quarter 2011 Financial Review and Analysis April 27, 2011 Net sales grew approx. 7% on both a reported and organic basis Operating margin (non-GAAP) declined 110 basis points to 5.4% Interest expense comparable to prior year Effective GAAP tax rate of 34% Adjusted tax rate increased from 22% to 25%, reflecting reduced benefits from discrete tax events this year Reported EPS of $0.42 Adjusted EPS of $0.51

Sales Trend Analysis Reported Sales Change 9.0% 15.4% 5.9% 7.6% 6.7% 1Q10 2Q10 3Q10 Organic Sales Change 7.3% 14.1% 8.3% 9.0% 6.5% Currency 4.9% 1.3% (2.4%) (1.4%) 0.2% Extra Week (3.2%) -- -- -- -- 4Q10 1Q11 6 First Quarter 2011 Financial Review and Analysis April 27, 2011

Gross Profit Margin (total Company) 27.4% 28.4% 27.0% Operating Margin (non-GAAP): Pressure-sensitive Materials 9.1% 10.0% 7.8% Retail Branding and Information Solutions 3.3% 0.8% 4.8% Office and Consumer Products 1.0% 11.2% 10.3% Other specialty converting businesses (0.1%) 2.3% (1.9%) Total Company 5.4% 6.5% 5.9% 1Q11 1Q10 4Q10 Margin Analysis 7 First Quarter 2011 Financial Review and Analysis April 27, 2011

Key Factors Impacting First Quarter Margin Gross profit margin declined 100 basis points vs. prior year to 27.4% as raw material inflation, increased employee-related costs, and negative segment mix more than offset the benefits of pricing actions, productivity initiatives, and higher volumeMarketing, general and administrative (MG&A) expense ratio was flat to prior yearMG&A expense increased approx. $24 mil. compared to prior year due primarily to growth and IT infrastructure-related investments, expenses related to a warehouse fire in Brazil, and higher employee- related costs 8 First Quarter 2011 Financial Review and Analysis April 27, 2011

First Quarter Segment Overview PRESSURE-SENSITIVE MATERIALSReported sales of $987 mil., up 10% compared with prior year on both a reported and organic basisLabel and Packaging Materials (formerly Roll Materials) sales grew at a low double-digit rate on an organic basis reflecting both solid volume growth and pricing actionsGraphics and Reflective Solutions sales grew at a high single-digit rate on an organic basisOperating margin (non-GAAP) declined by 90 basis points as the benefits of pricing actions, increased volume, and productivity initiatives were more than offset by raw material inflationOperating margin (non-GAAP) improved sequentially by 130 basis points as the gap between raw material costs and pricing narrowed 9 First Quarter 2011 Financial Review and Analysis April 27, 2011

AVERY DENNISON
First Quarter Segment Overview (continued)

RETAIL BRANDING AND INFORMATION SOLUTIONS

- Reported sales of $375 mil., up 9% compared with prior year on both a reported and organic basis
- Operating margin (non-GAAP) increased by 250 basis points to 3.3% driven by increased volume and productivity initiatives, partially offset by higher employee costs
  - Operating margin (non-GAAP) declined sequentially reflecting normal seasonality

OFFICE AND CONSUMER PRODUCTS

- Reported sales of $156 mil., down 13% compared with prior year on both a reported and organic basis due to unit volume decline
  - Anticipated customer inventory reductions following 4Q build represented more than half of the decline
  - Balance of decline relates to weak end market demand and last year's distribution losses with one customer
- Operating margin (non-GAAP) declined to 1.0% due primarily to the effects of lower volume and raw material inflation

10 First Quarter 2011 Financial Review and Analysis April 27, 2011

OTHER SPECIALTY CONVERTING BUSINESSESReported sales of $141 mil., up 6% compared with prior year Organic sales growth of approx. 7%Operating margin (non-GAAP) declined by 240 basis points to negative 0.1% due largely to the impact of the warehouse fire in BrazilBenefit from increased volume, pricing actions and productivity initiatives more than offset the impact of raw material inflationOperating profit would have been positive excluding the impact of the fire First Quarter Segment Overview (continued) 11 First Quarter 2011 Financial Review and Analysis April 27, 2011

AVERY DENNISON

Contributing Factors to 2011

Assumptions as of 2/2/11	Assumptions as of 4/27/11
Organic sales growth of ~6%	Organic sales growth of ~7%
Currency translation (at December rates, represents approx. 0.5% tailwind to reported sales growth; approx. $5 mil. positive impact to EBIT vs. 2010)	Currency translation (at March rates, represents approx. 3% tailwind to reported sales growth; approx. $18 mil. positive impact to EBIT vs. 2010)
Raw material inflation of $140 to $150 mil., partially offset by raw material cost reduction initiatives and pricing actions	Raw material inflation of approx. $220 mil.; increase in inflation largely offset by additional cost reduction initiatives and pricing actions
Full year OCP operating margin expected to be in the upper single-digits	Full year OCP operating margin expected to be in the upper single-digits
Increased investments in marketing, R&D, and infrastructure	Increased investments in marketing, R&D, and infrastructure
Reduction in ongoing retirement plan expenses	Reduction in ongoing retirement plan expenses
Interest expense comparable to 2010	Interest expense comparable to 2010
Tax rate in the low to mid-twenty percent range	Tax rate in the mid-twenty percent range
Restructuring charges of ~$20 mil.	Restructuring charges of ~$20 mil.
Capital expenditures (including IT) of ~$175 mil.	Capital expenditures (including IT) of ~$175 mil.
Pension contributions of ~$50 mil.	Pension contributions of ~$50 mil.

12 First Quarter 2011 Financial Review and Analysis April 27, 2011

2011 Earnings and Free Cash Flow Guidance 2011 Guidance Reported (GAAP) Earnings Per Share $2.85 - $3.15 Add Back: Estimated Restructuring Charges and Other Items ~ $0.15 Adjusted (non-GAAP) Earnings Per Share $3.00 - $3.30 Free Cash Flow (before dividends) $325 - $350 mil. 13 First Quarter 2011 Financial Review and Analysis April 27, 2011